Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information and to the use of our reports: (1) dated April 27, 2017 with respect to the financial statements of Principal Life Insurance Company Variable Life Separate Account, (2) dated April 25, 2017 with respect to the consolidated financial statements of Principal Life Insurance Company, and (3) dated April 25, 2017 with respect to the financial statement schedules of Principal Life Insurance Company, in Post-Effective Amendment No. 16 to the Registration Statement (Form N-6, No. 333-100838) of Principal Life Insurance Company Variable Life Separate Account and the related prospectus of the Principal Variable Universal Life Accumulator II.

/s/Ernst & Young LLP

Des Moines, Iowa
April 27, 2017